ODYSSEY PICTURES CORPORATION
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                     Page
                                                                     ----
Report of Independent Accountants                                     F-2

Financial Statements:
    Consolidated Balance Sheets
     as of June 30, 1999 and 1998                                     F-3

    Consolidated Statements of Operations for the
     Years Ended June 30, 1999, 1998 and 1997                         F-4

    Consolidated Statements of Changes in Shareholders'
     Equity (Deficit) for the Years Ended June 30,
     1999, 1998 and 1997                                              F-5

    Consolidated Statements of Cash Flows for the
     Years Ended June 30, 1999, 1998 and 1997                         F-6 - F-7

    Notes to Consolidated Financial Statements                        F-8 - F-24




All schedules have been omitted because the requested information is not required, or, because the information required is included in the financial statements or notes thereto.

                             WANT & ENDER, CPA, P.C.
                        386 PARK AVENUE SOUTH, SUITE 1618
                               NEW YORK, NY 10016

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Odyssey Pictures Corporation

In our opinion, the accompanying consolidated balance sheets and related consolidated statement of operations, shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Odyssey Pictures Corporation and its subsidiaries at June 30, 1999 and 1998 and the results of their operations and their cash flows for the period ended June 30, 1999 and 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

As discussed in Note 7 to the financial statement, the Company defaulted on payments due August and October 1996 relating to notes payable. The Company proposed to the noteholders to defer maturity of the notes and exchange exisiting warrants for shares, or cancel the notes and existing warrants in their entirety in exchange for shares. The Company offered to register any shares issued in exchange for the notes as of August 12, 1997 the date the registration becomes effective, and all but one of the noteholders agreed to exchange their notes for registered stock. The remaining notes for $50,000 (held by a single investor) have not been paid and are in default. Additionally, an unsecured note of $179,000 is also in default. At this time, the ultimate outcome of this matter cannot be determined.

As discussed in Note 8, the Company is a defendant in various lawsuits. The Company has filed counteractions and preliminary hearings and discovery proceedings on several actions are in progress. The ultimate outcome of the litigation cannot be determined at present. Not all liabilities that may result upon adjudication have been accrued in the accompanying financial statements.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency and has insufficient working capital to meet its current obligations and liquidity needs. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


New York City, New York

/s/ Want & Ender, CPA, P.C.
---------------------------
Want & Ender, CPA, P.C.
October 13, 1999

                                             ODYSSEY PICTURES CORPORATION

                                             CONSOLIDATED BALANCE SHEETS

                                                                                      June 30,            June 30,
ASSETS                                                                                  1999                1998
------                                                                             ----------------    ----------------

      Cash                                                                                 $ 4,715             $ 4,331
      Accounts receivable, net of allowances
      of $0 and $0                                                                          81,986               9,500
      Notes receivable                                                                     131,272             100,000
      Film costs, net                                                                    4,383,629             110,422
      Prepaid expenses and other                                                           380,906               1,200
      Investments                                                                          456,600             450,000
                                                                                   ----------------    ----------------

            TOTAL ASSETS                                                               $ 5,439,108           $ 675,453
                                                                                   ================    ================

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Liabilities

      Accounts payable and accrued expenses                                              $ 805,071           $ 865,923
      Accrued wages                                                                        839,185             457,794
      Accrued interest                                                                     163,198              77,168
      Due to producers and participants                                                    250,000             250,000
      Deferred revenues                                                                     29,000              29,000
      Notes and loans payable                                                            1,192,081           1,079,000
                                                                                   ----------------    ----------------

      Total Liabilities                                                                  3,278,535           2,758,885
                                                                                   ----------------    ----------------

      Commitments and contingencies

Shareholders' Equity (Deficit)

      Preferred stock, Series A, par value $.10;
      Authorized - 10,000,000 shares

      Issued - 500,000 shares                                                               50,000              50,000
      Preferred stock, Series B, par value $.10
      Authorized - 10,000,000 shares

      Issued - 4,500,000 shares                                                            450,000
      Common stock, par value $.01;
      Authorized - 40,000,000 shares
      Issued and outstanding -

      8,284,728 and 5,029,285                                                               82,847              50,293
      Capital in excess of par value                                                    32,704,197          27,552,973
      Accumulated deficit                                                              (31,126,471)        (29,736,698)
                                                                                   ----------------    ----------------
      Total shareholders' deficit                                                        2,160,573          (2,083,432)
                                                                                   ----------------    ----------------

            TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)                       $ 5,439,108           $ 675,453
                                                                                   ================    ================


                         The accompanying notes are an integral part of these financial statements.

                                            ODYSSEY PICTURES CORPORATION

                                       CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                          For the Years Ended June 30,

                                                                   1999                1998                1997
                                                             -----------------    ----------------    ---------------

Revenue

                                                                    $ 288,430            $ 42,630          $ 141,202
Expenses

        Costs related to revenues                                     261,050              20,019            565,610
        Selling, general and
          administrative expenses                                   1,282,553           1,073,134          1,678,450
                                                             -----------------    ----------------    ---------------
                                                                    1,543,603           1,093,153          2,244,060
                                                             -----------------    ----------------    ---------------

        Operating income (loss)                                    (1,255,173)         (1,050,523)        (2,102,858)

Other income (expenses)

        Other income
        Interest income                                                15,004
        Interest expense                                             (149,604)            (68,891)           (91,435)
        Loss on sale of joint venture interests                             -
        Other income                                                                                       2,263,101
                                                             -----------------    ----------------    ---------------

        Income (loss) from operations
          before provision for income taxes                        (1,389,773)         (1,119,414)            68,808
        Provision / Benefit for income taxes                                -                   -                  -

        NET INCOME (LOSS)                                        $ (1,389,773)       $ (1,119,414)          $ 68,808
                                                             =================    ================    ===============

Basic income (loss) per share                                         $ (0.22)            $ (0.25)            $ 0.02

        Weighted average common
        shares outstanding                                          6,459,396           4,403,435          2,993,809
                                                             =================    ================    ===============

Diluted income (loss) per share                                       $ (0.22)            $ (0.25)            $ 0.02

        Weighted average common
        shares outstanding                                          6,459,396           4,403,435          2,993,809
                                                             =================    ================    ===============


                         The accompanying notes are an integral part of these financial statements.

                                                                ODYSSEY PICTURES CORPORATION
                                             Consolidated Statements Of Changes in Shareholders' Equity (Deficit)




                                               Preferred Stock           Common Stock                                      Total
                                                       Amount                   Amount    Capital in                   Shareholders'
                                                     ($.10 Par                ($.01 Par    Excess of       Accumulated     Equity
                                          Shares       Value)     Shares        Value)     Par Value       Deficit        (Deficit)
                                          ------     ---------    ------       -------    ----------     ------------- -------------
Balances - June 30, 1996                     -           -       2,591,242       25,913    25,911,366    (28,686,092)    (2,748,813)
     Issuance of shares to officers
        in payment of notes                                         78,948          789        44,211                        45,000
     Re-issue of unexchanged shares
       shares previously cancelled                                  65,825          659          (659)                            0
     Issuance of shares in consideration
        for services rendered                                       43,500          435        33,665                        34,100
     Sale of shares to equity
        investors                                                  500,000        5,000       370,000                       375,000
     Net income                                                                                                68,808        68,808
                                       ------------  --------- ------------  -----------  ------------  -------------   ------------

Balances - June 30, 1997                      -           -      3,279,515      $32,796   $26,358,583    ($28,617,284)  ($2,225,905)

     Issuance of shares of preferred
        stock to equity investors          500,000     50,000                                 450,000                       500,000
     Issuance of shares of common stock
        in exchange for cancellation
        notes payable and other
        liabilities                                              1,010,455       10,104       529,235                       539,339
     Issuance of shares of common stock
        to equity investors                                         66,667          667        49,333                        50,000
     Issuance of shares of stock in
        exchange for cancellation of
        deferred compensation notes                                667,648        6,676       165,823                       172,499
     Issuance of shares of common stock
        in consideration for service
        rendered                                                     5,000           50                                          50
     Net loss                                                                                             (1,119,414)    (1,119,414)
                                       ------------  --------- ------------  -----------  ------------  -------------   ------------

Balances - June 30, 1998                   500,000    $50,000    5,029,285      $50,293   $27,552,973   ($29,736,698)   ($2,083,432)
                                       ============  ========= ============  ===========  ============  =============  =============



                              The accompanying notes are an integral part of these statements.


                                    ODYSSEY PICTURES CORPORATION

                                  CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      For the Years Ended June 30,

                                                                                  1999             1998           1997
                                                                              --------------  --------------- --------------

CASH FLOWS FROM OPERATING ACTIVITIES:

       Net income (loss)                                                       $ (1,389,773)    $ (1,119,414)      $ 68,808
       Adjustments to reconcile net income (loss)
       to net cash used in
       operating activities:
          Amortization of film costs                                                162,931           36,976      1,660,440
          Additions to film costs                                                  (153,179)         (26,926)      (779,944)
          Other depreciation and amortization                                        21,500           10,961         18,963
          Issuance of shares of common stock in consideration
          for services rendered                                                      76,816               50         34,100
       Changes in assets and liabilities:
          Accounts receivable, net                                                  (72,486)         282,751        704,323
          Notes receivable                                                          (31,272)         200,000       (300,000)
          Prepaid expenses and other                                                (10,165)           5,837           (536)
          Accounts payable and accrued expenses                                     (60,852)         272,240        219,035
          Due to producers and participants                                               -         (310,499)    (2,924,643)
          Deferred revenues                                                               -            9,200         16,800
          Accrued wages                                                             381,391          121,798        318,624
          Accrued interest                                                          113,255           12,567         18,329
                                                                              --------------  --------------- --------------

              Net cash used in operating activities                                (961,834)        (504,459)      (945,701)
                                                                              --------------  --------------- --------------

CASH FLOWS FROM INVESTING ACTIVITIES:

       Purchase of stock in E-3 Sports New Mexico, Inc.                              (6,600)
       Acquisition of fixed assets                                                                                   (8,480)

                                                                              --------------  --------------- --------------

              Net cash used in investing activities                                  (6,600)               -         (8,480)
                                                                              --------------  --------------- --------------

CASH FLOWS FROM FINANCING ACTIVITIES:

       Payment of note payable in settlement of Generale Bank litigation                  -          (25,000)             -
       Net proceeds from private placement sale of common stock                     440,693                -        375,000
       Net proceeds/payments - notes and loans payable                              528,125          (25,000)       125,000
       Issuance of shares of preferred stock to equity investors                          -          500,000              -
       Issuance of shares of common stock to equity investors                             -           50,000              -
                                                                              --------------  --------------- --------------

       Net cash provided by financing activities                                    968,818          500,000        500,000
                                                                              --------------  --------------- --------------

       Net increase (decrease) in cash                                                  384           (4,459)      (454,181)
       Cash at beginning of period                                                    4,331            8,790        462,971
                                                                              --------------  --------------- --------------

       Cash at end of period                                                        $ 4,715          $ 4,331        $ 8,790
                                                                              ==============  =============== ==============

                         The accompanying notes are an integral part of these financial statements.


                                             ODYSSEY PICTURES CORPORATION

                                          CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     For the Years Ended June 30,

                                                                                 1999             1998            1997
                                                                            ---------------  ---------------  -------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Non-cash transactions:

       Issuance of shares of preferred stock for purchase of
           Kimon film library and other assets                                  $4,500,000
                                                                            ===============
       Issuance of shares in consideration for services rendered and to
           be rendered                                                           $ 250,816             $ 50       $ 34,100
                                                                            ===============  ===============  =============
       Issuance of shares of common stock in full satisfaction of
           loans and accrued interest                                            $ 162,225        $ 539,338
                                                                            ===============  ===============
       Issuance of shares of common stock as partial consideration
           for loans made to company                                              $ 19,800
                                                                            ===============
       Issuance of shares to officers in payment of notes (1999) and
           deferred compensation (1998 and 1997)                                 $ 260,244        $ 172,499       $ 45,000
                                                                            ===============  ===============  =============
       Issuance of note payable to purchase stock in
           E-3 Sports New Mexico, Inc.                                                            $ 135,000
                                                                                             ===============
       Issuance of note payable to purchase stock in
           Media Trust S.A.                                                                       $ 315,000
                                                                                             ===============

Cash paid during the year for:

       Interest                                                                        $ -         $ 18,476       $ 48,240
                                                                            ===============  ===============  =============

       Income taxes                                                                    $ -              $ -            $ -
                                                                            ===============  ===============  =============

                           The accompanying notes are an integral part of these financial statements.

                          ODYSSEY PICTURES CORPORATION
                   Notes to Consolidated Financial Statements


1.  Summary of Significant Accounting Policies:

a)   Organization and Nature of Operations:

     Odyssey Pictures Corporation (the "Company") was organized in December 1989
     as  a  Nevada  corporation.   The  Company  is  currently  engaged  in  the
     international distribution of motion pictures.

b)   Principles of Consolidation:

     The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and majority owned or controlled joint ventures. All significant intercompany accounts have been eliminated.

     Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

c)   Revenue Recognition:

     Revenues from foreign theatrical, home video, television and pay television licensing contracts are recognized when the film is available for exhibition by the licensee and when certain other conditions are met. Revenues from domestic theatrical distribution of films are recognized as the films are exhibited.

     Virtually all of the Company's revenues for the fiscal year ended June 30, 1999, 1998 and 1997 were from foreign distribution rights.

d)   Film Costs:

     Film costs include (1) cost of production, (2) investment in distribution rights, (3) marketing and distribution expenses, and (4) development costs. Film costs are amortized, and estimated residual and participation costs are accrued, on an individual film basis in the ratio that the current year's gross film revenues bear to management's estimate of total ultimate gross film revenues from all sources.

     Film costs are stated at the lower of cost or estimated net realizable value on an individual film basis. Ultimate revenue and cost forecasts for films are periodically reviewed by management and revised when warranted by changing conditions. When estimates of total revenues and costs indicate that a film will result in an ultimate loss, additional amortization is provided to fully recognize such loss.

e)   Investments:

     Investments  consist  of  shares  of  common  stock of two  privately  held
     corporations,   representing   9%  and  18%   ownership   of  each  of  the
     corporations. These investments are accounted for using the cost method.

f)   Earnings (Loss) Per Share:

     Earnings (loss) per share are computed using the weighted average number of common shares outstanding during the respective periods, adjusted for the dilutive effect, if any, of outstanding stock options and warrants.

g)   Use of Estimates:

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures in financial statements. Actual results could differ from those estimates.

h)   Fair Value of Financial Instruments:

     The carrying value of cash, notes receivable and notes and loans payable approximates fair value because of the short-term maturity of these instruments.


i)   Impact of Recently Issued Accounting Standards:


2. Change in Management Control:
-------------------------------

     In March 1998, the Board of Directors appointed Mr. Johan Schotte as Chief Executive Officer and Chairman of the Board of the Company, and Mr. Pierre Koshakji as President and Director of the Company. Former management agreed to terminate their existing employment agreement in exchange for revised employment and consulting agreements. An affiliate of Mr. Schotte purchased convertible deferred compensation notes from former management and converted a portion of those notes into 667,648 shares of the Company's common stock in April 1998. The balances of these notes were converted into 176,050 shares of common stock in October 1998.

     In connection with the change in management, the Company acquired an 18% ownership interest in two corporations affiliated with Mr. Schotte, one of which is the owner of a professional soccer team in New Mexico, and the other of which is a media production company in Luxembourg. The Company issued one-year notes in the aggregate amount of $450,000 in consideration of the purchase of the equity interests in these companies.

     Mr. Ira Smith, one of the Company's Directors on the Board, resigned as a Director on July 2, 1998 to pursue other business interests. Mr. Dominique Verhaegen and Mr. Yves Bayle resigned from the Board in November 1998 for personal reasons. Mr. Ian Jessel and Mr. Patrick Speeckaert were appointed to the Board as of January 1, 1999. Mr. Jessel was also appointed as CEO of the Company's Motion Picture and Television Division.

     In December 1998, the Company hired Mr. Ian Jessel, who is past President of Miramax International and who joined the Company's Board of Directors on January 1, 1999, to head up its film division. In June, 1999, Mr. Jessel notified the Company that he discharged himself from any further services to the Company for failure to pay his compensation and expenses on a timely basis. The Company believes it was justified in deferring certain payments due to Mr. Jessel and the parties are negotiating a possible resolution of the matter.

3.  Results of Operations and Management's Plans:

     The Company's continued existence is dependent upon its ability to resolve its liquidity problems. The Company must achieve and sustain a profitable level of operations with positive cash flows and must continue to obtain financing adequate to meet its ongoing operation requirements. These factors raise substantial doubt about the Company's ability to continue as a going concern.

     Net loss for the year ended June 30, 1999 was due to the fact that the Company did not release any new films. Revenues for the twelve months ended June 30, 1999 increased to $288,430 compared to $42,630 for the twelve months ended June 30, 1998. No new films became available for delivery during either period.

     Costs related to revenues increased to $261,050 for the twelve months ended June 30, 1999 as compared to $20,019 for the twelve months ended June 30, 1998. The increase is primarily related to costs associated with exploiting the Kimon and Hallmark assets.

     Selling, general and administrative expense increased by $209,419 to $1,282,553 for the twelve month period ended June 30, 1999 from $1,073,134 for the comparable period ending June 30, 1998. The increase is primarily due to increases in personnel and related expenses.

     There was no other income recognized in the twelve month period ended June 30, 1999 and June 30, 1998.

     Net loss for the year ended June 30, 1998 was due to the fact that the Company did not release any new films and did not enter into any new agreements for the release of existing rights in films. Revenues for the twelve months ended June 30, 1998 decreased to $42,630 compared to $141,202 for the twelve months ended June 30, 1997. No new films became available for delivery during either period.

     Costs related to revenues decreased to $20,019 for the twelve months ended June 30, 1998 as compared to $565,610 for the twelve months ended June 30, 1997. The decrease is primarily related to the fact that there were lower film revenues in the current year. Additionally, during the twelve months ended June 30, 1997, development and festival costs in the amount of $249,544 were written off, litigation and settlement costs related to the Film Bridge settlement in the amount of $148,174 were expensed, and $435,102 in inventory costs related to the picture Downrange were written off. This was primarily offset by a write-off of $449,163 in participation liabilities related to the Kinnevik library which were settled subsequent to the Kinnevik sale.

     Selling, general and administrative expense decreased by $605,316 to $1,073,134 for the twelve month period ended June 30, 1998 from $1,678,450 for the comparable period ending June 30, 1997. The decrease is primarily due to decreases in personnel and related expenses.

     There was no other income recognized in the twelve month period ended June 30, 1998. Other income for the twelve months ended June 30, 1997 consisted of a $818,776 gain from the sale of certain distribution and subdistribution rights in certain films to a third party, recognition of a $1,245,758 gain from the cancellation of a contractual obligation related to the Company's distribution rights in "Wuthering Heights," and recognition of gain in the amount of $198,567 from the settlement of an outstanding litigation with Generale Bank (formerly known as Credit Lyonnais Bank Nederland N.V) and Cinecom Entertainment Group Inc.

     Since the change in management control in March 1998, new management has embarked on a program to reverse the unfavorable results by taking steps to recapitalize the Company, purchasing film assets, acquiring interests in new pictures in development or pre-production, and by acquiring equity interests in two corporations, one of which is the owner of a professional soccer team, and the other of which is a media production company.

     The Company's operations have been greatly reduced as a result of the restructuring of the Company by new management. The Company's principal office is located in Dallas, Texas (see "Properties") and, as of October 8, 1999, the Company had three full-time employees, consisting of Mr. Schotte, Mr. Koshakji, and Mr. Greenwald, the CEO, President, and Managing Director of the Company, respectively.

     In September 1997, the Company and Kinnevik Media Properties, Ltd. executed a letter agreement pursuant to which Kinnevik agreed, subject to completion of due diligence and the approval of Kinnevik's Board, to purchase 500,000 shares of convertible, redeemable preferred stock of the Company, par value $1.00 per share, for an aggregate purchase price of $500,000. Kinnevik would purchase the first $250,000 of preferred stock at the closing, an additional $125,000 of preferred stock 90 days after closing, and the final $125,000 of preferred stock 270 days after closing. The preferred stock would bear interest at the rate of 10% per annum which would be paid in kind semi-annually by the issuance of additional shares of preferred stock at a par value of $1.00 per share. Kinnevik would have the right for a five year period to convert the preferred stock into common stock of the Company on a share-for-share basis. The Company would have the right to redeem the preferred stock for $1.25 per share in the event the Company's common stock trades at a price of $2.00 per share or more for a period of 20 consecutive trading days. The Company agreed to help secure television distribution rights for Kinnevik from third parties, and introduce various projects to Kinnevik from time to time which may be of interest to Kinnevik. In the event Kinnevik acquires any rights as a result of any introductions made by the Company, the parties agree to mutually determine the value of such services and to redeem shares of the preferred stock at $1.00 per share based on the aggregate value of the services so determined.

     In January 1997, prior counsel to the Company agreed to exchange a promissory note in the face amount of $70,000 in exchange for 120,000 Shares of the Company's Common Stock.

     In June 1998, the Company applied for, and was accepted for, trading on the Berlin Stock Exchange under the symbol "ODY". The German company Berliner Freiverkehr (Aktien) assisted the Company in the application and signed an agreement with the Company to serve as a market maker/coordinator in exchange for 200,000 warrants having an exercise price of $1.55 per share, exercisable during the two-year period commencing June 23, 1998.

     During the period between April, 1999 and September, 1999, the Company completed four private placements to offshore investors, the first of which was completed for 575,000 shares of common stock at a purchase price of $.30 per share (resulting in gross proceeds to the Company of $172,500), and the latter three of which were completed for an aggregate of 1,600,000 shares of common stock at a purchase of $.40 per share (resulting in gross proceeds to the Company of $400,000). The proceeds of these offerings were used primarily for debt reduction and working capital for the Company.

4. Acquisition of Film Assets:

     On July 14, 1998, the Company entered into an Asset Purchase Agreement with Sweden based Kimon Mediarright KB ("Kimon"), pursuant to which the Company acquired certain intangible assets from Kimon valued at $4,500,000. In exchange, the Company agreed to issue to Kimon 4,500,000 shares of the
     Company's subordinated convertible Preferred Stock, Series B, having a value for conversion purposes of $1.00 per share. The Series B Preferred Stock is subordinate to the Company's Series A Preferred Stock, consisting of 500,000 shares (plus accruals thereunder) having a liquidation preference of $1.00 per share. Kimon will have the right to convert to Odyssey common stock between June 30, 2000 and December 31, 2000 on a dollar-for-dollar basis based on the price of the Company's common stock at the time of conversion. Kimon assets purchased consist of a film library with worldwide and/or Scandinavian distribution rights and Scandinavian video distribution rights to certain Hallmark Entertainment products. The contract was conditioned on the consent of Hallmark Entertainment to the assignment of its distribution agreement with Kimon to the Company. Such consent was obtained in August 1998. In connection with the acquisition, an affiliate of Kimon agreed to render management services to the Company in connection with the marketing of the distribution rights acquired by the Company. In consideration of such management services, the affiliate will receive certain royalties based on sales of the Hallmark films plus reimbursement of cost incurred in connection with such management services.

     In April 1999, the Company purchased an option with the right of first refusal to be the exclusive worldwide distributor of a motion picture entitled "HARA." The film is an action-packed semi-biographical martial arts love story and is expected to start preproduction in January, 2000. A company affiliated with management of the Company owns a 50% equity interest, in Red Sun Productions, Inc., the production company which owns all rights to the film "HARA."

5.  Film costs:

     Film costs are comprised of the following:

                                                           June 30,
           Component                                1999             1998

           Films released, at cost               $      0         $      0
           Less accumulated amortization                0                0
                                                 --------         --------
                                                        0                0
                                                 ========         ========

           Projects in development              4,383,629          110,422
                                                 --------         --------
            Total film costs                    4,383,629         $110,422
                                                 ========         ========

6.  Income Taxes:

     At June 30, 1999, the Company had a federal net operating loss carry forward, for tax purposes, of approximately $32,000,000, expiring through 2011. The utilization of approximately $4,900,000 of these losses in future periods is estimated by the Company to be limited to approximately $350,000 per year (the "annual earnout limitation").

7.  Notes and Loans Payable:

     The following table presents notes and loans payable at June 30, 1999 and 1998:

                                                        1999               1998
                                                        ----               ----
      6% Convertible Subordinated Debentures       $   179,000       $   179,000
      12% Senior Unsecured Promissory Notes            100,000           100,000
      Augustine Note                                   150,000                 -
      Generale Bank Litigation Settlement Note         250,000           250,000
      Media Trust Note                                 315,000           315,000
      E3 Sports Note                                         -           135,000
      Interim Financing Loans                          185,165           100,000
      Visa Loan                                         12,916                 -
                                                    ----------       -----------
      Total                                         $1,192,081       $ 1,079,000
                                                    ==========       ===========


     On July 17, 1997, unsecured long term notes of the Company in the aggregate amount of $179,000 matured. Such notes were not paid on the maturity date. The Company entered into an installment payment plan extending over a 15 month period through March 1999. The Company has not made any payments and is presently in default of the payment schedule.

     In 1995, the Company received net proceeds from the private placement of an aggregate of $362,500 principal amount of 12% Senior Unsecured Promissory Notes (the "Notes"). The Notes are repayable with interest on the earlier of (a) the closing of a public offering of the Company's equity securities from which the Company receives gross proceeds of at least $10,000,000, or
     (b) one year from the issuance date. The Company also granted to the purchasers of the Notes an aggregate of 26,042 warrants (the "Warrants"), 20,833 of which are exercisable at $2.83 per share and 5,209 of which are exercisable at $2.37 per share. Each of the Warrants is exercisable at any time beginning one year after the date of issuance and expiring four years after the date of issuance.

     The Notes and interest were not repaid as scheduled. The Company proposed that note holders either defer maturity of their notes and exchange existing warrants for shares, or cancel the notes and warrants in their entirety in exchange for a greater number of shares. The Company offered to register any shares issued in exchange for the notes. As of August 12, 1997, the date the registration became effective, a total of $262,500 of notes were exchanged for 595,455 shares of registered stock. The remaining notes for $100,000 (held by a single investor) have not been paid and are in default.

     The Company received $150,000 in funding from the Augustine Fund L.P. (Augustine) in July 1998. In exchange for the financing, Augustine received a $150,000 convertible note as well as up to 150,000 transferable warrants, exercisable at $1.60 per share for a three year period. Augustine can convert into restricted shares of the Company's common stock at a discount to the market price of the common stock at the time of the conversion (i.e., at the lower of the market price on the closing date, or 80% of the market price prior to conversion). Augustine and certain Augustine associated parties were also issued a total of 45,000 shares of restricted common stock in connection with the transaction.

     In December 1996, the Company settled the outstanding litigation with Generale Bank ("Generale") (formerly known as Credit Lyonnais Bank
     Nederland N.V.) and Cinecom Entertainment Group Inc. Pursuant to the settlement agreement with Generale, the Company agreed to pay to Generale the sum of $275,000 in complete satisfaction of the claim, $25,000 on each of June 30, and December 31 in the years 1997, 1998 and 1999, and $125,000 on June 30, 2000. Interest on the installments (at the rate of LIBOR plus 1% per annum) will be waived provided the Company remains in compliance with the agreed upon payment schedule. The Company and General Bank later agreed upon a new payment schedule as follows: $25,000 on or before October 15, 1997 (payment was made); $30,000 on each of April 15, 1998, June 30, 1998, December 31, 1998, June 30, 1999 and December 31, 1999; and $125,000
     on June 30, 2000. No amounts have been paid since October 1997, and thus, the Company is in default.

     In March 1998, the Company acquired an 18% interest in the common stock of E-3 Sports New Mexico, Inc. and Media Trust S.A. In consideration for the seller's transfer and sale of the shares, the Company delivered two promissory notes, one in the amount of $315,000 (the "Media Trust Note") and one in the amount of $135,000 (the "E-3 Note"). The entire principal of both notes are to be repaid twelve months after the date of issue, and shall bear interest at a rate of (a) 8% for the first three month period,
     (b) 12% for the second three month period, (c) 16% for the third three month period and (d) 20% for the final three month period. Any outstanding amount of principal and interest may be repaid, in whole or in part, at any time without penalty. In June 1999, the seller exchanged the E-3 Note and related accrued interest of $27,225 for 348,721 shares of Company common stock.

     In April, 1997, Stephen R. Greenwald, Lawrence I. Schneider and Robert Miller, Jr., all directors of the Company, made loans to the company in the amounts of $50,000, $25,000 and $25,000, respectively. Each loan was payable on demand and accrued interest at the rate of 2 points over prime per annum. The notes were secured by a collateral assignment of the Company's 300,000 note receivable from Kinnevik. In consideration of making the loans, the lenders received five-year warrants to purchase shares of common stock of the Company, exercisable at $1.00 per share. Messrs. Schneider and Miller each received 25,000 warrants and Mr. Greenwald received 50,000 warrants as consideration for making the loans to the Company. In addition, two independent unaffiliated third parties made additional $25,000 loans to the Company in June and August, 1997 on the same terms and conditions as the loans made by Mr. Greenwald, Schneider and Miller. In May, 1998, the loans of Mr. Schneider and one of the unaffiliated parties were paid from the proceeds of the Kinnevik receivable. The remaining lenders agreed to a rollover of their loans (aggregating $100,000) against a second Kinnevik receivable and, in consideration, will receive an additional 50,000 warrants in the aggregate, exercisable at $1.00 per share over a three year period. In September, 1998, all but $25,000 of these loans were repaid from the proceeds of the Kinnevik receivable. The remaining lender, Robert E. Miller, Jr., a director of the Company, agreed to a rollover of his $25,000 loan on an unsecured basis for an additional six month period with interest at the rate of 10% per annum. Thereafter, Mr. Miller agreed to a further six-month extension (through September, 1999) in consideration of an increase in the interest rate on the loan to 12% per annum, the issuance of an additional 12,500 common stock purchase warrants at $1.00 per share, and an extension of the expiration date on all warrants issued to date to the year 2004.

     In August 1998,  three  unaffiliated  investors  loaned  4,000,000  Belgian
     Francs (approximately $100,000) and received one year convertible notes with interest at 10% per annum (the notes are convertible at a 15% discount to the market price). Mr. Johan Schotte and Mr. Pierre Koshakji each have 12% Interim Financing Loans to the Company at June 30, 1999, of $21,985 and $5,700, respectively.

8.  Commitments and Contingencies:

     Lease Commitments:

     The Company presently conducts its operations out of leased premises at 1601 Elm Street, Dallas, Texas, consisting of approximately 2,500 square feet. The premises are presently being made available to the Company as an accommodation by a company affiliated with Mr. Johan Schotte, the CEO of the Company. Rent expense for each of the fiscal years ended June 30, 1999, 1998 and 1997 was $84,939, $69,002 and $38,772, respectively. In June,
     1998, the Company entered into a sublease for office space in Los Angeles, California with an affiliate of the CEO of the Company. The sublease was on a month-to-month basis at the rate of $1,500 per month. The Company utilized these premises for the period June through December, 1998. In January, 1999, the Company entered into a sublease for approximately 5,000 square feet of office space at the rate of $12,823 per month for premises located at 2049 Century Park East, Suite 2750, in Los Angeles, California. The Company relinquished this sublease in May, 1999 in consideration of a lease surrender settlement with the landlord in the amount of $5,000.

     Litigation:

     On December 20, 1990, Hibbard Brown & Company, Inc. ("Hibbard Brown") filed a complaint entitled Hibbard Brown & Company, Inc. v. Double Helix Films, Inc., Odyssey Entertainment Ltd. and Communications and Entertainment Corp. in the Supreme Court of the State of New York, County of New York. The Complaint sought payment of $300,000 under an agreement with the Company, Odyssey, Double Helix and Hibbard Brown dated December 21, 1989 for certain investment banking services allegedly performed in introducing Odyssey and Double Helix and assisting them in consummation of the Mergers by which they became wholly-owned subsidiaries of the Company. A counterclaim seeking recovery of $50,000 paid to Hibbard Brown upon execution of the Agreement was asserted.

     Hibbard Brown's motion for summary judgment was granted in October, 1991. On January 30, 1992, the Company moved, by order to show cause, to renew and thereupon deny, dismiss or stay Hibbard Brown's previously granted motion for summary judgment on the ground that Hibbard Brown had intentionally concealed the fact that it was an unauthorized foreign corporation transacting business in New York. By Order dated March 2, 1992, the court granted the Company's motion in part by renewing the action and staying judgment pending Hibbard Brown's qualification in New York. On October 29, 1992, Hibbard Brown moved for an order vacating the stay of judgment, a declaration that it was now an authorized foreign corporation and reinstatement of the summary judgment granted in October, 1991 or, in the alternative, to rehear its motion for summary judgment on the original papers and grant judgment in its favor.

     On January 29, 1993, Double Helix, Odyssey and the Company cross-moved for an order granting reargument and/or renewal of Hibbard Brown's motion for summary judgment and consolidating the litigation with an action that the Company had brought against Hibbard Brown (described below), or staying the issuance, entry and execution of judgment pending the resolution and trial of the Company's action against Hibbard Brown.

     On March 26, 1993, the court issued a Decision and Order vacating the stay of entry of the $300,000 judgment against the Company and granting the Company's cross-motion for a stay of execution pending the determination of the Company's action against Hibbard Brown. The Company's cross-motions for reargument and renewal and consolidation were denied.

     By Decision and Order dated June 18, 1993, the court affirmed the stay of execution of the judgment, but required the Company to obtain a bond to secure the stay. The Company obtained a non-collateral bond.

     On March 5, 1992, the Company instituted an action entitled Communications and Entertainment Corp. v. Hibbard Brown & Company in the Supreme Court,
     New York County, for the return of 150,000 shares of Common Stock previously issued on the ground that Hibbard Brown failed to perform the required services. Hibbard Brown counterclaimed for breach of contract.

     In July 1993, after considerable pre-trial discovery, the Company and Hibbard Brown moved for summary judgment. By Decision and Order dated August 11, 1993, the court denied both motions. Both parties appealed. On March 3, 1994, the appellate court affirmed the denial of summary judgment.

     On or about October 14, 1994, Hibbard Brown filed a voluntary petition for relief under Chapter 11, Title 11 of the United States Code with the United States Bankruptcy Court, Southern District of New York. Consequently, the Company's action against Hibbard Brown has been automatically stayed. The Company has filed a Proof of Claim. In January 1998 the U.S. Bankruptcy Court of the Southern District of New York approved a final settlement of the bankruptcy of Hibbard Brown.

     On or about September 11, 1992, Joseph Duignan brought an action in the Superior Court of New Jersey, Mercer County, entitled Joseph Duignan v. Double Helix Films Limited Partnership No. 1, L.P., Double Helix Films, Inc., Cinecom International Films, Film Gallery, Inc., Stan Wakefield, Jerry Silva, Arthur Altarac and Anthony Tavone (MER-L-4262-92). Jerry Silva, the only defendant who was served, is former Vice Chairman of the Board of Directors of the Company. Mr. Silva has demanded that the Company indemnify him against any expenses, judgments, and amounts paid in settlement of the action. The Company contends that it is not required to indemnify Mr. Silva because he breached his fiduciary duties to the Company.

     Mr. Duignan claims that he invested $75,000 to acquire a partnership interest in Double Helix Films Limited Partnership No. 1 and that Mr. Silva forged or caused to be forged his signature on a Subscription Agreement dated July 28, 1986. The Complaint alleges claims for rescission, unjust enrichment (against Double Helix), conversion, fraud, breach of contract, breach of fiduciary duty and breach of covenants of good faith and fair dealing (against Mr. Silva and Double Helix). Mr. Duignan seeks to recover compensatory damages, including but not limited to, his alleged $75,000 investment, punitive damages and attorney's fees. Mr. Silva has answered the Complaint.

     On or about December 30, 1994, Krishna Shah, who allegedly served as President of Double Helix from about July 1991 until about March 1993, brought an action in the Superior Court of California, Los Angeles County, entitled Krishna Shah v. Norman Muller, Communications and Entertainment Corp., ATC II, Carnegie Film Group, Inc., Jerry Minsky, Perry Scheer, Susan Bender, Larry Myers, Robert Hesse, Double Helix Films, Inc. and Does 1-100, alleging claims for breach of an oral agreement to pay Mr. Shah $152,000

     (which he allegedly advanced for the benefit of Double Helix) and to give him a 19.5% ownership interest in its corporate successors. The Company's current management has paid Mr. Shah the sum of $15,000 in July 1998 and in full settlement of all claims against the Company.

     In The Private Lessons Partnership v. Carnegie Film Group, Inc., Monogram Pictures Corp., Filmways Entertainment Corp., ATC, Inc., Krishna Shah, Lonnie Romati, Gerald Muller, Jerry Minsky and Does 1-100 (California Superior Court, Los Angeles County, Case No. BC091840), the plaintiff asserted claims for breach of oral contract, fraud in the inducement and fraudulent conveyance against Mr. Shah, seeking damages in the amount of $315,000, plus further unspecified compensatory damages and punitive damages. In August 1995, Mr. Shah filed a cross-complaint against the Company, Double Helix Films and Norman Muller for indemnification, apportionment of fault and declaratory relief. In addition to compensatory damages, he seeks punitive and exemplary damages, emotional distress damages and attorney's fees. The Company has answered the cross-complaint.

     On or about May 15, 1995, Credit Lyonnais Bank Nederland N.V. and Cinecom Entertainment Group, Inc. filed a Complaint in the Superior Court for the State of California, County of Los Angeles, captioned Credit Lyonnais Bank Nederland N.V. and Cinecom Entertainment Group, Inc. v. Odyssey Distributors, Ltd. and Does 1 through 100 (No. BC 127790). They allege that Odyssey Distributors, Ltd. (a subsidiary of the Company) collected but failed to remit to them assigned distribution proceeds in the amount of
     $566,283.33 from the foreign distribution of "Aunt Julia and the Scriptwriter" and "The Handmaid's Tale." The Complaint alleges claims for breach of contract and breach of fiduciary duty and demands damages in excess of $566,283, attorney's fees, an accounting, a temporary restraining order and a preliminary injunction. In June 1995, the Court denied plaintiffs an attachment and stayed the action pending arbitration in New York. In September, 1996, the Court dismissed the Complaint. In December, 1996, the Company settled the outstanding litigation with Generale Bank ("Generale") (formerly known as Credit Lyonnais Bank Nederland N.V.) and Cinecom Entertainment Group Inc. Pursuant to the settlement agreement, the Company agreed to pay to Generale the sum of $275,000 in complete settlement of the claim, payable $25,000 upon execution of the settlement agreement, $25,000 on each of June 30 and December 31 in the years 1997, 1998 and 1999, and $100,000 on June 30, 2000. Interest on the installments (at the rate of LIBOR plus 1% per annum) will be waived provided the Company remains in compliance with the agreed upon payment schedule. The Company and Generale later agreed upon a new payment schedule as follows:
     $25,000 on or before October 15, 1997 (payment was made); $30,000 on each of April 15, 1998, June 30, 1998, December 31, 1998, June 30, 1999, and
     December 31, 1999; and $100,000 on June 30, 2000. The Company is in receipt of a demand letter dated May 4, 1998. The letter demands that the company Cure the non-payment of a $30,000 installment due April 15, 1998. According to the agreement between the Company and Generale, the Company had ten days after receipt of the letter to cure the default. The default has not yet been cured. The consequences of not curing the default is the entry of a confession of judgment already executed by the Company for the amount of $275,000. This confession of Judgment is against Odyssey Distributors, Ltd., a wholly owned but non-operating subsidiary of the Company.

     In August 1995, G.P. Productions, Inc. ("GP") and Greenwich Subject Films, Inc. ("Greenwich") commenced an action entitled G.P. Productions, Inc. and Greenwich Studios, Inc. v. Double Helix Films, Inc., Communications and Entertainment, Inc., Krishna Shaw, Gerald Muller and Norman Muller in the United States District Court, Southern District of Florida (Case No. 95-1188). Mr. Muller has demanded that the Company indemnify him against any expenses, judgments and amounts paid in settlement of the action. The Company contends that, by virtue of Mr. Muller's breaches of fiduciary duty and violation of his obligations to the Company, it is not required to provide indemnification.

     GP and Greenwich allege that they are the exclusive owners of the films "The Gallery" and "South Beach". They assert claims for copyright infringement, unfair competition, breach of contract, accounting, conversion, civil theft, conspiracy and fraudulent conveyance. The Complaint demands a recall of the films, an attachment, preliminary and permanent injunctive relief, an accounting, and unspecified compensatory, punitive and treble damages. The Company's motion to transfer venue of the action was granted in November, 1995, and the case was transferred to the United States District Court for the Southern District of New York. There has been no activity in this matter since the transfer of venue in 1995.

     In October, 1995, Canon Financial Services filed a Complaint in the Superior Court of New Jersey entitled Canon Financial Services, Inc. v. Communications and Entertainment Corp. The plaintiff is claiming that it is due $47,499.83, plus damages, pursuant to a lease agreement. The Company has filed an Answer in this action and plaintiff's motion for summary judgment has been denied by the Court. No trial date has yet been set in this matter.

     In December, 1995, Robert F. Ferraro, a former director of the Company, brought an action against the Company in the Supreme Court of the State of New York, New York County. The action was brought on a promissory note in the amount of $25,000 and plaintiff obtained a judgment on a summary judgment motion. The plaintiff has not yet moved to enforce the judgment and the Company is considering whether or not it has a claim for indemnification against prior management in connection with the issuance of the note. The Company is presently settling with Mr. Ferraro.

     In March, 1996, an action was filed against the Company in Los Angeles Municipal Court by Judy Hart, in which the plaintiff claims that she is due $17,920 pursuant to a promissory note. The Company has filed a cross-claim seeking offsets against the amount due and other damages. On May 21, 1998, a default judgment was entered on behalf of plaintiff in the amount of $22,261. Subsequently, plaintiff filed a motion to include attorneys fees and costs in the aggregate amount of approximately $17,000. The Company is attempting to reach a settlement with plaintiff.

     In March, 1996, a class action complaint was filed against the Company entitled Dennis Blewitt v. Norman Muller, Jerry Minsky, Dorian Industries, Inc. and Communications and Entertainment Corp. The complaint seeks damages in connection with the Company's treatment in its financial statements of the disposition of its subsidiary, Double Helix Films, Inc. in June, 1991. The complaint seeks unspecified damages on behalf of all persons who purchased shares of the Company's common stock from and after June, 1992. A second action, alleging substantially similar grounds, was filed in December 1996 in Federal Court in the United States District Court for the Southern District of California under the caption heading "Diane Pfannebecker v. Norman Muller, Communications and Entertainment Corp., Jay Behling, Jeffrey S. Konvitz, Tom Smith, Jerry Silva, David Mortman, Price Waterhouse & Co., Todman & Co., and Tenato Tomacruz." Following the filing of the second action, the first action was dismissed by stipulation in May 1997. The Company filed a motion to dismiss the complaint in the second action and after a hearing on the motion in July, 1997, the Court dismissed the federal securities law claims as being time-barred by the applicable statute of limitations, and dismissed the state securities law claims for lack of subject matter jurisdiction. The lower court's dismissal of this action was upheld on appeal by the Ninth Circuit. Messrs. Muller, Smith and Mortman, former directors of the Company, have asserted claims for indemnification against the Company. The Company has advised the claimants that it will not provide such indemnification based upon their wrongful actions and failure to comply with various obligations to the Company. The case was refiled in California state court in August 1998 and the Company has retained counsel to represent itself. The Court has granted motions to dismiss two of the complaints filed by the Plaintiff who has also filed a third complaint. Counsel expects a further motion to dismiss to be granted by the court.

     In December, 1997, the Directors Guild of America ("DGA") obtained an arbitration award against Down Range Productions, Inc., a wholly owned subsidiary of Odyssey ("Down Range"), on behalf of Kahn Brothers Pictures fso Michael Kahn, Charles Skouras, and Scott C. Harris. Down Range was ordered to pay Kahn Brothers Pictures the total sum of $155,041; Charles
     Skouras the sum of $32,360; and Scott C. Harris the total sum of $8,868; plus interest at 18% per annum on each of these amounts from April 1, 1997. Down Range was also ordered to pay the DGA $2,500. Down Range was also ordered to assign to the DGA all of Down Range's right, title and interest in the motion picture "Down Range," including the screenplay for the motion picture, and Down Range was enjoined from licensing the motion picture or the screenplay to any third party other than the DGA. Down Range was also ordered to pay the arbitrator $2,250.

     Kahn Brothers Pictures fso Michael Kahn also filed a claim against Down Range Productions, Inc. and the Company with the Writers Guild of America West (WGA) for unpaid writing services on "Down Range." That claim has been settled by the current management for the amount of $15,000 in July 1998.

     The Screen Actors Guild ("SAG") has also asserted that there are amounts owing to several actors arising out of "Down Range." In September, 1999, SAG obtained an arbitration award against Down Range for a total amount of $96,183, inclusive of salaries to the actors, pension and health contributions and late fees. Down Range was also ordered to pay $200 to the arbitrator. Additionally, there were two actors, Corbin Bernsen and Jeff Fahey, who had pay-or-play contracts. The outcome of these contracts and the actors' claims have not been resolved.

     In April, 1998, an action was commenced against the Company by Siegel & Gale, a provider of brochure materials, seeking payment of $48,695, plus costs, related to work done by Siegel & Gale for the Company. The Company settled this matter in October 1999 for the amount of $25,000.


9.   Shareholders' Equity:

     On March 6, 1996 the Board of Directors of the Company approved a one-for-six reverse stock split of the outstanding shares of the Company's Common Stock (the "Common Stock"). The Reverse Stock Split was effective as of March 18, 1996 (the "Record Date"). On the Record Date, each six shares of the Company's then outstanding Common Stock (the "Old Common Stock") were automatically converted into one share of the new Common Stock, par value $.01 per share (the "New Common Stock").

     No fractional shares of New Common Stock were issued. Rather, holders of Old Common Stock who are entitled to receive fractional shares of New Common Stock will be rounded up to the nearest whole share of New Common Stock.

     The Reverse Stock Split resulted in a net reduction of 11,408,973 in the number on Common Shares outstanding, including 1,995 shares issuable due to the rounding up of fractional shares.

     Except for the number of shares of Common Stock outstanding after the Reverse Stock Split, the Old Common Stock and the New Common Stock are identical.

     On February 14, 1995, the then Board of Directors of the Company declared a dividend payable to holders of record on February 24, 1995 ("the Dividend Record Date") of the Company's common stock and Class A stock. The dividend consisted of 1,700,000 shares of common stock, $.01 par value per share, of Global Intellicom, Inc. that were owned by the Company. Holders of the Company's common stock and Class A stock received .1233 and .0786 shares, respectively, of Global common stock for each share of the Company's stock. The dividend was recorded as a reduction of capital in excess of par value.

     The shares of Global common stock were distributed to an escrow agent on the Dividend Record Date pending registration of the shares. The Securities and Exchange Commission declared Global's registration statement effective as of September 1, 1995 and, accordingly, the escrow agent was authorized to distribute the dividend shares.

     Communications and Entertainment Corp. was originally formed to consummate the mergers of Double Helix Films, Inc. ("Double Helix") and Odyssey
     Entertainment Ltd. pursuant to the Agreement and Plan of Merger dated September 22, 1989 ("the Merger Agreement"). On September 6, 1990 the shareholders of Double Helix and Odyssey approved the Merger Agreement. Pursuant to the terms of the Merger Agreement, each share of common stock of Odyssey was convertible into one share of Class A stock of the Company and each share of Double Helix common stock was convertible into one share of the Company's common stock. Prior management's instructions to the transfer agent required that any shares of Odyssey or Double Helix outstanding at the time of the Merger not tendered to the Company's transfer agent for exchange by March 31, 1995 should be canceled.
     Accordingly, 86,790 shares of the Class A stock and 10,496 shares of the common stock reserved for exchange were canceled. The par value of the shares canceled, of $5,837, was transferred to capital in excess of par. Upon further research by counsel to the Company, the instructions of prior management were reversed, and all cancelled shares were reinstated, with the result that $5,837 was transferred back to stated capital.

     Additionally, in accordance with the Company's charter, all outstanding shares of the Company's Class A stock, automatically converted, on March 31, 1995, into shares of the Company's common stock at a rate of .6375 shares of common stock for each share of Class A stock.

10. Stock Options and Warrants:

     The Company has an Incentive Stock Option Plan (The "Option Plan") for its key employees providing for the granting of options to acquire common stock. The maximum number of shares of common stock subject to the Option Plan is 75,000, plus 5% of any increase in the number of issued shares after the effective date of the Merger, excluding any increase due to stock awards to key employees or as result of the conversion of Class A stock. The price for the shares covered by each option will not be less than 100% of the fair market value at the date of grant (110% for holders of more than 10% of the company's common stock). Options granted expire ten years from the date of grant (five years for holders of more than 10% of the Company's common stock).

     No options were outstanding at June 1999, 1998 or 1997.

     During the fiscal year ended June 30, 1997, a total of 1,153,333 warrants were issued to officers, directors, employees, consultants and third parties, exercisable at prices ranging from $ .625 per share to $1.06 per share. The warrants are exercisable for periods ranging from three to five years. None of such warrants was exercised during fiscal year 1999 or 1998.

     During the fiscal year ended June 30, 1998, a total of 254,260 warrants were issued to third parties, exercisable at prices ranging from $1.00 per share to $1.65 per share. The warrants are exercisable for periods ranging from two to five years. None of such warrants was exercised during fiscal year 1999 or 1998.

     During the fiscal year ended June 30, 1999, a total of 467,660 warrants were issued to officers, directors and holders of notes payable, exercisable at prices ranging from $.55 to $1.65. The warrants are exercisable for periods ranging from two to five years, except for two officers' issuances which have no expiration date. None of such warrants were exercised during fiscal year 1999.

11.  Related Party Transactions:

     The Company has entered into a "first look" agreement with Presto Productions, a production company in which Stephen R. Greenwald, a Director of the Company, has an interest. Mr. Greenwald's interest in Presto varies on a film-by-film basis. The Company believes that the terms of its arrangement with Presto are no less favorable than could be arranged with other independent third party producers.

     In April, 1997, Stephen R. Greenwald, Lawrence I. Schneider and Robert Miller, Jr., all directors of the Company, made loans to the company in the amounts of $50,000, $25,000 and $25,000, respectively. Each loan was payable on demand and accrued interest at the rate of 2 points over prime per annum. The notes were secured by a collateral assignment of the Company's 300,000 note receivable from Kinnevik. In consideration of making the loans, the lenders received five-year warrants to purchase shares of common stock of the Company, exercisable at $1.00 per share. Messrs. Schneider and Miller each received 25,000 warrants and Mr. Greenwald received 50,000 warrants as consideration for making the loans to the Company. In addition, two independent unaffiliated third parties made additional $25,000 loans to the Company in June and August, 1997 on the same terms and conditions as the loans made by Mr. Greenwald, Schneider and Miller. In May, 1998, the loans of Mr. Schneider and one of the unaffiliated parties were paid from the proceeds of the Kinnevik receivable. The remaining lenders agreed to a rollover of their loans (aggregating $100,000) against a second Kinnevik receivable and, in consideration, will receive an additional 50,000 warrants in the aggregate, exercisable at $1.00 per share over a three year period. In September, 1998, all but $25,000 of these loans were repaid from the proceeds of the Kinnevik receivable. The remaining lender, Robert E. Miller, Jr., a director of the Company, agreed to a rollover of his $25,000 loan on an unsecured basis for an additional six month period with interest at the rate of 10% per annum. Thereafter, Mr. Miller agreed to a further six-month extension (through September, 1999) in consideration of an increase in the interest rate on the loan to 12% per annum, the issuance of an additional 12,500 common stock purchase warrants at $1.00 per share, and an extension of the expiration date on all warrants issued in connection with his loan to the Company to the year 2004.

     In August 1998,  three  unaffiliated  investors  loaned  4,000,000  Belgian
     Francs (approximately $100,000) and received one year convertible notes with interest at 10% per annum (the notes are convertible at a 15% discount to the market price). Mr. Johan Schotte and Mr. Pierre Koshakji each have 12% Interim Financing Loans to the Company at June 30, 1999, of $21,985 and $5,700, respectively.

     In June 1998, the Company entered into a sublease for office space in Los Angeles with an affiliate of the CEO of the Company. The sublease is on a month-to-month basis at the rate of $1,500 per month and ended December 1998.

     In November 1998, the Company entered into the following related party transaction with E 3 Sports New Mexico, Inc., a company which is an affiliate of Mr. Schotte and Mr. Koshakji (the CEO and President of the Company, respectively) and in which the Company holds a minority interest:
     (i) the Company purchased a $25,000 sponsorship from the Albuquerque Geckos, the professional soccer team owned by the affiliate; and (ii) the Board authorized the Company to loan up to $100,000 to the affiliate, payable no later than July 15, 1999 with interest at 15% per annum (the loan is secured by 10,000 shares of E 3 Sports New Mexico, Inc.).

     In July 1998, the Company entered into the following related party transactions with Media Trust S.A., a company which is an affiliate of Mr. Schotte and in which the Company holds a minority interest: (i) the Company has agreed to make a $2,500 loan to the affiliate, payable in one year with interest at 15% per annum; (ii) the Company engaged the affiliate to introduce prospective investors to the Company, in exchange for which the affiliate will receive 10% of any investments made in the Company by persons or entities introduced by the affiliate, together with five-year warrants (100 warrants per $1,000 invested) at an exercise price equal to the market price of the Company's stock on the date of the investment. In connection with convertible loans made to the Company in 1998 by Belgian investors in the aggregate amount of approximately $100,000, and the purchase of 625,000 shares of common stock of the Company by Lecoutere Finance, S.A. in December, 1998 (see below), a total of 29,537 five-year warrants will be issued to Media Trust, S.A. with exercise prices ranging from $ .38 per share to $ .98 per share.

     In December 1998, Lecoutere Finance S.A., a affiliate of the CEO of the Company, purchased 625,000 shares of common stock from the Company for an aggregate consideration of $187,500 ($.30 per share). The price was based on the average price of the Company's common stock for the 30 day period preceding the date of purchase (i.e., $ .37 per share), less a 20% discount due to the restricted nature of the shares purchased.

     On December 1, 1998, a total of 50,000 three-year warrants were issued to three parties (one of which is an affiliate of the Company) in consideration of extending the maturity date of loans to the Company. The warrants have an exercise price of $1.00 per share.

     In April 1999, the Company purchased an option with the right of first refusal to be the exclusive worldwide distributor of a motion picture entitled "HARA." The film is an action-packed semi-biographical martial arts love story and is expected to start pre-production in January, 2000. A company affiliated with management of the Company owns a 50% equity interest, in Red Sun Productions, Inc., the production company which owns all rights to the film "HARA."


12.  Subsequent Events:

     In August 1999, the assignee of a former director of the Company elected to convert accrued wages owed by the Company in the amount of $81,103 to 300,678 shares of Company common stock.

     In April, 1998, an action was commenced against the Company by Siegel & Gale, a provider of brochure materials, seeking payment of $48,695, plus costs, related to work done by Siegel & Gale for the Company. The Company settled this matter in October 1999 for the amount of $25,000.

     During the period between April, 1999 and September, 1999, the Company completed four private placements to offshore investors, the first of which was completed for 575,000 shares of common stock at a purchase price of $.30 per share (resulting in gross proceeds to the Company of $172,500), and the latter three of which were completed for an aggregate of 1,600,000 shares of common stock at a purchase of $.40 per share (resulting in gross proceeds to the Company of $400,000). The proceeds of these offerings were used primarily for debt reduction and working capital for the Company.

     In September, 1999, Mr. Greenwald resigned as a Director of the Company to pursue other interests. He also agreed to settle all outstanding payments due to him under his employment agreement, and to resign as a Managing Director of the Company, provided the Companys pays to him the settlement amount of $75,000 on or before October 31, 1999, together with 75,000 shares of restricted common stock. If payment is delayed beyond October 31, 1999, then the number of shares to be delivered to Mr. Greenwald will increase by 25,000 shares for each week of delayed payment. The settlement agreement with Mr. Greenwald is subject to the approval of the Board of Directors of the Company.